Exhibit 99.1

IN THE CIRCUIT COURT OF COOK COUNTY
COUNTY DEPARTMENT — CHANCERY DIVISION

IPCS WIRELESS, INC.,	)
Plaintiff,	)
v.	)	No. 05 CH 11792
)
SPRINT CORP., et al,	)
Defendants.	)

ORDER

This matter comes before the court for entry of a final order enforcing the findings of this court contained in an order dated August 14, 2006. Defendants refer to several problems that will be encountered in the sale of Nextel. While the August 14th order does refer to divestiture as the appropriate remedy, the ultimate outcome should be the cessation by defendants of its Nextel operations in the Service Area. Any revenue generated from the sale of Nextel is really in defendants’ best interest. With this thought in mind, and with the acknowledgement by both sides that the Forebearance Agreement should control the interim operations of the companies, it is ordered as follows:

1.      Sprint, and those acting in concert with it, must cease owning, operating, and managing the Nextel wireless network in the Service Area.

2.      In recognition of the logistical difficulties associated with implementation of this order, and the likelihood of appeal (and probable stay of judgment), Sprint shall have 180 days to comply with paragraph one.

3.      Sprint shall continue to comply with all terms and conditions of the July 28, 2005 Sprint/iPCS Forebearance Agreement (plaintiff’s exhibit 4).

This order is final and disposes of this case.

/s/ Thomas P. Quinn
Judge Thomas P. Quinn
September 20, 2006, Circuit Court - 238